Exhibit (d)(3)(ii)

Execution Copy

AMENDMENT NO 2

TO THE

ROLLOVER AND EQUITY FINANCING COMMITMENT LETTER

THIS AMENDMENT NO. 2 TO THE ROLLOVER AND EQUITY FINANCING COMMITMENT LETTER, dated as of September 23, 2013 (this “Amendment”), is entered into by and among Denali Holding Inc., a Delaware corporation (“Parent”), Michael S. Dell and the Susan Lieberman Dell Separate Property Trust (collectively, the “MD Investors”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Rollover and Equity Financing Commitment Letter, dated as of February 5, 2013, as amended on August 2, 2013, by and between Parent and the MD Investors (the “Rollover and Equity Financing Commitment Letter”).

RECITALS

WHEREAS, the parties desire to amend the Rollover and Equity Financing Commitment Letter so as to permit the funding of a portion of the MD Investors’ Cash Commitment prior to the consummation of the merger;

WHEREAS, the parties further desire to amend the Rollover and Equity Financing Commitment Letter to increase the amount of the MD Investors’ Cash Commitment so as to permit a pro rata reduction of the Debt Financing Commitments (as defined in the Merger Agreement);

WHEREAS, consistent with the terms of the Interim Investors Agreement, dated as of February 5, 2013, as amended on August 2, 2013, by and among the MD Investors, the Equity Investors (as defined therein), the MSDC Investor (as defined therein), and with respect to certain matters, the Michael S. Dell 2009 Gift Trust and the Susan L. Dell 2009 Gift Trust, Mr. Dell and the Equity Investors have given the necessary approvals to cause Parent to enter into this Amendment;

WHEREAS, Parent has entered into that certain Letter Agreement regarding the Funding of First Lien Notes into Escrow, dated as of September 23, 2013, between and among Parent, the MD Investors, the MSDC Investor, Silver Lake Partners III, L.P. and Silver Lake Partners IV, L.P.; and

WHEREAS, the parties have agreed to amend the Rollover and Equity Financing Commitment Letter as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1. Amendment of Section 2. The following language is hereby added at the end of Section 2:

“Notwithstanding anything herein to the contrary, (X) the Cash Commitment may be satisfied in cash or by the transfer or contribution, directly or indirectly, of Shares by any co-investor or equity investor of the MD Investors in compliance with Section 5.13 of the Merger Agreement to Parent or its Subsidiaries prior to the Closing, in which case, the portion of the Cash Commitment so satisfied by the transfer or contribution of Shares shall be calculated as the product of (x) the number of Shares transferred or contributed, directly or indirectly, to Parent or its Subsidiaries prior to the Closing and (y) $13.75 and (Y) the MD Investors’ Pre-Closing Funded Amount (as defined in the Letter Agreement regarding the Funding of First Lien Notes into Escrow, dated as of September 23, 2013, between and among Parent, the MD Investors, the MSDC Investor and the Equity Investors (the “Letter Agreement”)) previously funded by the MD Investors to Parent (or its designee) pursuant to, and in accordance with, the Letter Agreement shall be, on a dollar-for-dollar basis, credited against, and shall be deemed partial satisfaction of, the Cash Commitment hereunder.”

2. Increase of Cash Commitment if Debt Financing Commitments Reduced. Notwithstanding anything in the Rollover and Equity Financing Commitment Letter, including Schedule A, to the contrary, the $500,000,000.00 Cash Commitment shall be increased on a dollar-for-dollar basis by an amount equal to the MD Investors’ aggregate Funding Percentage of the aggregate reduction of the amount of the Debt Financing Commitments prior to the Closing, which Funding Percentage is set forth on Annex A to the Letter Agreement, if and to the extent that there is a reduction of the aggregate amount of the Debt Financing Commitments prior to the Closing (which aggregate reduction shall not exceed $150,000,000.00 in the aggregate); provided, that the aggregate increase of the Cash Commitment shall not exceed the MD Investors’ aggregate Funding Percentage multiplied by $150,000,000.00.

3. No Further Amendment. Except as amended hereby, the Rollover and Equity Financing Commitment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MD INVESTORS:

By:	/s/ Michael S. Dell
Name: Michael S. Dell

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:	/s/ Susan L. Dell
Name: Susan L. Dell
Title: Trustee

[Signature Page to Amended Rollover and Equity Financing Commitment Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT:

DENALI HOLDING INC.

By:	/s/ Egon Durban
Name: Egon Durban
Title: President

[Signature Page to Amended Rollover and Equity Financing Commitment Letter]